UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
February 6, 2006/ January 31, 2006
(Date of Report/Date of earliest event reported)
PHELPS DODGE CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)
(602) 366-8100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
1.	Annual Incentive Compensation Plan and 2006 Executive Incentive Plan
The following is a description of the Annual Incentive Compensation Plan (the “Incentive Program”) that was adopted by the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of Phelps Dodge Corporation (the “Company”) on January 31, 2006. The Incentive Program is effective for calendar year 2006 and the purpose of the program is to motivate key management personnel to achieve or exceed corporate financial goals.
The chief executive officer and all other executive officers, as well as other officers and managers, are eligible to participate in the Incentive Program.
Incentive payments under the Incentive Program are based on the achievement of return on equity, net operating cash flow return on investment and either operating income or specific cost goals (which vary among business units). The performance measures established by the Compensation Committee for 2006 include threshold, target and maximum performance goals, and the relative weighting of the performance measures.
Incentive payment targets are expressed as a percentage of salary and were established for each job grade with eligible participants. Payout percentages range from 25% for achievement of the threshold goal, to 100% for achievement of the target goal, to 200% for achievement of the maximum goal. A personal performance multiplier for each participant will be applied to the final formula incentive payment, ranging from 0 to 1.25.
Incentive payments (if any) will be made in February 2007. Participants must remain employees through December 31, 2006 to be eligible for payments under the Incentive Program; provided, however, that participants whose employment is terminated during 2006 as a result of death, disability, layoff or retirement may be eligible to receive pro rata incentive payments. All payments under the Incentive Program must be approved by the Compensation Committee. Under the Incentive Program, the Compensation Committee, in its sole discretion, may adjust awards beyond the program’s established parameters.
In 2006, payments under the Incentive Program to certain designated officers will be funded pursuant to the 2006 Executive Incentive Plan (the “Plan”). The Plan was approved by the Company’s shareholders at the 2005 Annual Meeting and was adopted to fund performance-based compensation awards consistent with the requirements of Section 162(m). On January 31, 2006 the Compensation Committee designated the chief executive officer, the president and chief operating officer, the executive vice president and chief financial officer, the senior vice president and general counsel, the senior vice president — marketing, the senior vice president — Asia, the vice president — human resources and the president of Phelps Dodge Mining Company as eligible participants in the Plan for 2006 and allocated the plan funding amount among the participants. Under the Plan, the Compensation Committee does not have the authority to increase an allocation to a participant once such allocation has been made, but has full

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discretion to reduce or eliminate any portion of the allocation to a participant for any or no reason. The Compensation Committee must certify each award before it is paid.
2.	Amendment to Directors Stock Unit Plan
On February 1, 2006, the Company’s Board of Directors adopted the Third Amendment to the Phelps Dodge Corporation Directors Stock Unit Plan to provide pro-rata awards of stock units for 2006 to directors elected to the board after November 15, 2005 and in respect of services to be performed in 2006 (subject to applicable service requirements). Pursuant to the amendment, on March 3, 2006 (the “Grant Date”), Charles C. Krulak, who was appointed to the Board of Directors on December 7, 2005, is eligible to receive an award of stock units having a value of $75,000 in respect of services to be performed by him during calendar year 2006, with the number of stock units to be awarded to be determined by dividing such amount by the average of the high and low prices of a share of the Company’s common stock on the day immediately preceding the Grant Date. The award is subject to Mr. Krulak’s continuous service as a director from December 7, 2005 (the date of commencement of service) through the Grant Date.
3.	Extension of Employment Agreement with Jim Berresse
On February 6, 2006, the Company entered into an amendment to the Company’s letter of employment, dated February 11, 2005 (the “Employment Agreement”), with James P. Berresse, the President and Chief Executive Officer of Columbian Chemicals Company, a wholly owned subsidiary of the Company. Mr. Berresse is also an executive officer of the Company. Pursuant to the amendment, the expiration date of the initial term of the Employment Agreement was extended to June 30, 2006 from February 10, 2006. The terms of the Employment Agreement, which was filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on February 22, 2005, otherwise remain substantially unchanged.

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          SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION
(Registrant)

By:	/s/ S. David Colton

	Name:	S. David Colton
	Title:	Senior Vice President and General Counsel

Date: February 6, 2006

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